Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form S-1 of our report dated November 4, 2025, relating to the financial statement of 21Shares XRP ETF, as of August 31, 2025 and December 31, 2024 and for the period from January 1, 2025 through August 31, 2025, and for the period from December 20, 2024 (commencement of operations) through December 31, 2024), and to the references to our firm under the heading “Experts” in such Registration Statement.

/s/ Cohen & Company, Ltd.

Towson, Maryland

November 4, 2025